EXHIBIT 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Enanta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	800,000(2)	$5.07(3)	$4,056,000	$0.00015310	$620.98

Total Offering Amounts					$4,056,000		$620.98

Total Fee Offsets							—

Net Fee Due							$620.98

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”) that becomes issuable under the Registrant’s 2019 Equity Incentive Plan (as amended through March 13, 2025) (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Covers 800,000 shares of the Registrant’s Common Stock, which are issuable pursuant to the 2019 Plan.
(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.07, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 7, 2025, which date is within five business days prior to the filing of this registration statement.